Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Petroleum Development Corporation:

We consent to the incorporation by reference in the registration statements on Form S-8 File Number 333-137836 (2006 PDC 401(k) and Profit Sharing Plan); File Number 333-126444 (2005 Non-Employee Director Restricted Stock Plan); File Number 333-118215 (2004 Long-Term Equity Compensation Plan); File Number 333-118222 (Non-Employee Director Deferred Compensation Plan); and File Numbers 333-111825, 333-111824, and 333-111823 (PDC Stock Option Plans) of our report dated May 22, 2007, with respect to the consolidated balance sheets of Petroleum Development Corporation as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial schedule and our report dated May 22, 2007, on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006, annual report on Form 10-K of Petroleum Development Corporation.

Our report dated May 22, 2007, on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, expresses our opinion that Petroleum Development Corporation did not maintain effective internal control over financial reporting as of December 31, 2006, because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management has identified and included in its assessment material weaknesses related to ineffective policies and procedures to ensure timely reconciliation, review and adjustment of significant balance sheet and income statement accounts, ineffective policies and procedures, or personnel with sufficient technical expertise to ensure proper accounting for derivative instruments, and ineffective policies and procedures to ensure proper accounting and that the capitalization of costs was performed in accordance with the applicable authoritative accounting guidance for oil and gas properties.

Our report dated May 22, 2007, on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, contains an explanatory paragraph that states the Company acquired Unioil on December 6, 2006, and management excluded from its assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2006, Unioil’s internal control over financial reporting associated with total assets of $26.1 million and total revenues of $0.3 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2006. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Unioil.

Our report dated May 22, 2007 on the consolidated financial statements refers to a change in accounting for share based payments and a change in the method of quantifying errors in 2006.

/s/ KPMG LLP
Pittsburgh, Pennsylvania
May 22, 2007